Exhibit 10.1

CLIMB BIO, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of June 29, 2026, the non-employee directors of Climb Bio, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

The Company’s goal is to provide compensation for its non-employee directors in a manner that enables it to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. The Company also seeks to align the interests of its directors and its stockholders, and the Company has chosen to do so by compensating its non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The cash retainers that will be paid to the Company’s non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the cash retainers that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	Member Annual Retainer	Chair Incremental Annual Retainer
Board of Directors	$40,000	$30,000
Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$5,000
Nominating and Corporate Governance Committee	$5,000	$5,000

The foregoing retainers are payable in arrears in four equal quarterly installments on the last day of each fiscal quarter, provided that the amount of such payment is prorated for any portion of such quarter (based on the number of days served in the applicable fiscal quarter) that the director is not serving on the Board, on such committee or in such position.

Equity Compensation

Initial Grants. Upon initial election or appointment to the Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 80,000 shares of the Company’s common stock; provided, that, if such award would have an aggregate grant-date fair value in excess of $700,000, then such award shall be for a number of shares of the Company’s common stock having an aggregate grant-date fair value equal to $700,000 (in each case, as determined in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto) (“ASC Topic 718”)), rounded down to the nearest whole share. The initial award shall have a term of ten years from the date of the award and shall vest and become exercisable as to 2.7778% of the shares underlying such award at the end of each successive one-month period following the grant date until the third anniversary of the grant date, subject to the director’s continued service to the Company through the applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan), subject to the director’s continued service to the Company through such Change in Control. The exercise price shall be the closing price of the Company’s common stock as reported on Nasdaq on the date of grant.

Annual Grants. Each non-employee director will be granted, automatically and without the need for any further action by the Board, an equity award on the date of the annual meeting of stockholders an option to purchase 40,000 shares of the Company’s common stock; provided, that, if such award would have an aggregate grant-date fair value in excess of $350,000, then such award shall be for a number of shares of the Company’s common stock having an aggregate grant-date fair value equal to $350,000 (in each case, as determined in accordance with ASC Topic 718), rounded down to the nearest whole share. The annual award shall have a term of ten years from the date of the award and shall vest and become exercisable in full on the one-year anniversary of the grant date (or, if earlier, the date immediately prior to the date of the first annual meeting of stockholders occurring after the grant date), subject to the director’s continued service to the Company through such applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a Change in Control, subject to the director’s continued service to the Company through such Change in Control. The exercise price shall be the closing price of the Company’s common stock as reported on Nasdaq on the date of grant.

The foregoing share amounts shall be automatically adjusted in the event of any change that is made in, or other events that occur with respect to, the Company’s common stock subject without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in ASC Topic 718, but not upon the conversion of any convertible securities of the Company.

The initial awards and the annual awards shall be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan, as it may be amended and/or restated from time to time, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for their reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for their reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.